For more information:	Investor Relations
Joseph Cutts	JoAnn Horne
Chief Operating Officer and Chief Financial Officer	Market Street Partners
EFI	415-445-3235
650-357-3500

EFI Reports Third Quarter 2005 Results
Revenues $142 million, Pro forma EPS $0.35, GAAP EPS $0.30
Company raises Q4 outlook

Foster City, Calif. – October 19, 2005 – EFI (Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that for the quarter ended September 30, 2005, revenue was $142.1 million. For the nine months ended September 30, 2005, revenue was $323.1 million.

Pro forma net income was $21.8 million or $0.35 per diluted share in the third quarter of 2005, up compared to $8.9 million or $0.15 per diluted share for the same period in 2004.

Pro forma net income was $33.5 million or $0.56 per diluted share for the nine months ended 2005, compared to $33.8 million or $0.56 per diluted share for the same period in 2004.

GAAP net income was $18.5 million or $0.30 per diluted share in the third quarter of 2005, compared to net income of $16.1 million or $0.27 per diluted share for the same period in 2004.

GAAP net loss, reflecting a charge for in-process research and development and the amortization of intangibles, for the nine months ended September 30, 2005 was $15.4 million or $0.28 per diluted share compared to net income of $37.2 million or $0.61 per diluted share for the same period in 2004.

Pro forma net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains.

As of September 30, 2005, the Company’s total assets were $1.04 billion, up from the $1.02 billion reported as of December 31, 2004. Total liabilities as of September 30, 2005 were $375.1 million, up from the $350.3 million reported as of December 31, 2004.

“Our Fiery controller business exceeded our expectations, as we continue to experience stronger than anticipated customer demand for Fiery technology across our OEM partners. We are also very encouraged by the performance of our VUTEk superwide digital inkjet printing business in its first full quarter as part of EFI,” said Guy Gecht, Chief Executive Officer of EFI. “In addition to the positive impact on the fourth quarter, we anticipate this demand to continue throughout 2006, balanced by the normal first half seasonality.”

Q4 Outlook

The Company also stated that it is raising its expectations for Q4. It expects revenues in the range of $140 million to $143 million and pro forma earnings per share of $0.33 to $0.35. GAAP earnings are estimated to be $0.23 to $0.25 per share. Both the pro forma and the GAAP earnings estimates for Q4 include the 9.1 million shares related to the Company’s contingently convertible debt.

Reconciliation of pro forma to GAAP EPS estimates
Pro forma EPS estimate	$0.33	$0.35
Amortization of acquisition-related intangibles	$(0.15)	$(0.15)
Amortization of stock based compensation	$(0.01)	$(0.01)
Tax effect of pro forma adjustments	$0.06	$0.06
GAAP EPS estimate	$0.23	$0.25

The amortization and values of acquisition-related intangibles from the VUTEk acquisition are based on preliminary valuations and are subject to change.

The company also announced that David Peterschmidt will be leaving its board of directors due to the increasing demands of his role as CEO at Openwave. Mr. Peterschmidt, who has served on the board since 2003, noted: “It has been a privilege to serve as a director for EFI for the past two years. As the current business level indicates, I believe that the company is well-positioned for continued growth and profitability with its experienced management team and track record of technological innovation and industry leadership.”

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Pro forma Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements, “Company raises Q4 outlook” and “In addition to the positive impact on the fourth quarter, we anticipate this demand to continue throughout 2006, balanced by the normal first half seasonality” and “The Company also stated that it is raising its expectations for Q4” and “It expects revenues in the range of $140 million to $143 million and pro forma earnings per share of $0.33 to $0.35” and “GAAP earnings are estimated to be $0.23 to $0.25 per share” and “As the current business level indicates, I believe that the company is well-positioned for continued growth and profitability with its experienced management team and track record of technological innovation and industry leadership” and the following reconciliation:

Reconciliation of pro forma to GAAP EPS estimates
Pro forma EPS estimate	$0.33	$0.35
Amortization of acquisition-related intangibles	$(0.15)	$(0.15)
Amortization of stock based compensation	$(0.01)	$(0.01)
Tax effect of pro forma adjustments	$0.06	$0.06
GAAP EPS estimate	$0.23	$0.25

are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) our ability to successfully integrate VUTEk’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers and (16) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer end to end, integrated document management tools from creation to print, including high fidelity color Fiery® print servers that can output up to 2000 ppm; superwide digital inkjet printers and UV and solvent inks capable of printing on flexible and rigid substrates; powerful print production workflow and management information software solutions for increased performance and cost efficiency; and an array of corporate printing solutions. EFI’s integrated solutions connect seamlessly, delivering unbeatable performance, cost savings and increased productivity. EFI maintains 22 offices worldwide.

Electronics for Imaging, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$142,102	$97,586	$323,141	$313,375
Cost of revenue	55,414	33,989	121,499	110,166

Gross profit	86,688	63,597	201,642	203,209

Operating expenses:
Research and development	27,461	28,448	80,884	83,269
Sales and marketing	23,911	17,999	59,076	57,017
General and administrative	9,305	7,208	24,975	20,619
Stock based compensation expense	667	—	1,261	—
In-process research and development	—	—	38,200	1,000
Severance expense	—	—	2,685	—
Real estate related charges	—	14,394	—	14,394

Amortization of identified intangibles and other acquisition related charges	9,765	3,520	18,227	10,515

Total operating expenses	71,109	71,569	225,308	186,814

Income (loss) from operations	15,579	(7,972)	(23,666)	16,395
Interest income and other income, net	2,247	1,716	6,719	4,936
Litigation settlements and sale of product line	—	—	—	3,052

Total other income, net	2,247	1,716	6,719	7,988

Income (loss) before income taxes	17,826	(6,256)	(16,947)	24,383
Benefit from income taxes	(672)	(22,315)	(1,510)	(12,823)

Net income (loss)	$18,498	$16,059	$(15,437)	$37,206

Dilutive EPS calculation
Net income (loss)	$18,498	$16,059	$(15,437)	$37,206

After-tax adjustment of convertible debt-related costs	750	750	—	2,250

Income (loss) for purposes of computing diluted net income (loss) per share	$19,248	$16,809	$(15,437)	$39,456

Net income (loss) per diluted common share	$0.30	$0.27	$(0.28)	$0.61

Shares used in diluted per share calculation	64,698	63,398	54,182	64,352

Electronics for Imaging, Inc.
Reconciliation of Reported GAAP Net Income to Pro
forma Net Income
	Three Months Ended September
(in thousands, except per share data) (unaudited)	30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$18,498	$16,059	$(15,437)	$37,206
In-process research and development expense	—	—	38,200	1,000
Amortization of acquisition-related intangibles	9,765	3,520	18,227	10,515
Severance expense	—	1,011	2,685	1,011
Litigation settlements and sale of product line	—	—	—	(3,052)
Stock based compensation expense	667	—	1,261	—
Loss on securities liquidated to fund acquisition	—	—	540	—
Loss on real estate refinancing activities	—	11,350	—	11,350
Loss on real estate asset impairment charge	—	3,044	—	3,044
Settlement of IRS Audit	—	(18,935)	—	(18,935)
Tax effect of pro forma adjustments	(7,175)	(7,181)	(11,938)	(8,363)

Pro forma net income	$21,755	$8,868	$33,538	$33,776
After-tax adjustment of convertible debt-related expense	750	750	2,249	2,250

Income for purposes of computing diluted pro forma net income per share	$22,505	$9,618	$35,787	$36,026

Pro forma net income per diluted common share	$0.35	$0.15	$0.56	$0.56

Shares used in per share calculation	64,698	63,398	63,859	64,352
Revenue Break-Down (in thousands) (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,

Revenue by Product	2005	2004	2005	2004
Controller products	$78,762	$73,128	$194,503	$238,028
Wide format digital inkjet products	36,036	—	47,651	—
Professional printing applications	17,771	16,784	53,611	50,385
Miscellaneous	9,533	7,674	27,376	24,962

Total	$142,102	$97,586	$323,141	$313,375

Revenue by Geographic Area
North America	$72,672	$54,879	$177,481	$173,287
Europe	42,189	24,391	87,984	83,925
Japan	15,175	14,246	36,120	44,212
Rest of World	12,066	4,070	21,556	11,951

Total	$142,102	$97,586	$323,141	$313,375

Electronics for Imaging, Inc.
Consolidated Balance Sheets
	September 30,	December 31,
(in thousands)	2005	2004
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$422,126	$659,559
Accounts receivable, net	75,675	41,128
Inventories, net	27,026	5,529
Other current assets	32,552	22,157

Total current assets	557,379	728,373
Property and equipment, net	50,467	44,324
Restricted investments	88,580	88,580
Goodwill	192,542	73,768
Intangible assets, net	150,011	40,842
Other assets	5,692	41,990

Total assets	$1,044,671	$1,017,877

Liabilities & Stockholders’ equity
Accounts payable	$37,619	$24,286
Accrued and other liabilities	74,980	62,219
Income taxes payable	16,700	23,812

Total current liabilities	129,299	110,317
Long term deferred tax liability	5,773	—
Long-term obligations	240,000	240,000

Total liabilities	375,072	350,317

Common stock	651	638
Additional paid-in capital	377,602	359,340
Treasury stock	(214,722)	(214,722)
Retained earnings	506,068	522,304

Total stockholders’ equity	669,599	667,560

Total liabilities and stockholders’ equity	$1,044,671	$1,017,877